Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated January 23, 2004 accompanying the combined financial statements of Eagle Hospitality Group as contained in the registration statement and prospectus on Form S-11 of Eagle Hospitality Properties Trust, Inc. to be filed with the Securities and Exchange Commission on or about June 18, 2004. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/S/    GRANT THORNTON LLP

Cincinnati, Ohio

June 18, 2004